Exhibit (a.34)

FRONTIER FUNDS, INC.

Articles Supplementary

Frontier Funds, Inc., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Board of Directors of the Corporation on March 21, 2016, approved the classification of Fifty Million (50,000,000) shares of the Corporation’s authorized but unissued Common Stock, heretofore classified as Frontegra Growth Fund, as Institutional Class shares of the Frontier Silk Invest New Horizons Fund and Fifty Million (50,000,000) shares of the Corporation’s authorized but unissued Common Stock, heretofore classified as Frontegra Investment Grade Bond Fund, as Service Class shares of the Frontier Silk Invest New Horizons Fund.

SECOND:  The Institutional Class and Service Class shares of the Frontier Silk Invest New Horizons Fund as so classified by the Board of Directors of the Corporation shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article V, Section 5.5 of the Articles of Incorporation of the Corporation, and shall be subject to all of the provisions of the Articles of Incorporation of the Corporation relating to the stock of the Corporation generally.

THIRD:  The Institutional Class and Service Class shares of the Frontier Silk Invest New Horizons Fund have been duly classified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed as of the 21st day of March, 2016, in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that these Articles Supplementary are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under penalties for perjury.

Attest: /s/ Elyce D. Dilworth Elyce D. Dilworth Treasurer	Frontier Funds, Inc. /s/ William D. Forsyth III William D. Forsyth III President